EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (No. 333-115057 and No. 333-85034) and Registration Statements on Forms S-8 (No. 333-26127, No. 333-57835, No. 333-49142 and No. 333-72970) of Applied Imaging Corp. of our report dated March 10, 2006, except for the fourth paragraph of Note 12, as to which the date is March 14, 2006, relating to the consolidated financial statements and financial statement schedule, which are incorporated by reference in such Registration Statement.

/s/ Burr, Pilger & Mayer LLP

Palo Alto, California

June 6, 2006